Exhibit 24.B



                               FORD MOTOR COMPANY


                      Certificate of an Assistant Secretary
                      -------------------------------------


     The undersigned, Peter Sherry, Jr., an Assistant Secretary of Ford Motor Company, a Delaware corporation (the "Company"), DOES HEREBY CERTIFY that attached hereto are true and correct copies of resolutions adopted by the Board of Directors of the Company at a meeting duly called and held on March 13, 1997, and the same are in full force and effect on the date hereof.

     WITNESS my hand and the seal of the Company this 29th day of May, 1997.

                                            /s/Peter Sherry, Jr.
                                            ----------------------------
                                            Peter Sherry, Jr.
                                            Assistant Secretary


(Corporate Seal)